Exhibit 4.3

THE ISSUANCE AND SALE OF THE SECURITY REPRESENTED BY THIS PROMISSORY NOTE HAS NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR APPLICABLE STATE SECURITIES LAWS. THE SECURITY MAY NOT BE OFFERED FOR SALE, SOLD, TRANSFERRED OR ASSIGNED (i) IN THE ABSENCE OF (A) AN EFFECTIVE REGISTRATION STATEMENT FOR THE SECURITY UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR (B) AN OPINION OF COUNSEL, IN A FORM GENERALLY ACCEPTABLE TO THE COMPANY’S LEGAL COUNSEL, THAT REGISTRATION IS NOT REQUIRED UNDER SAID ACT OR (ii) UNLESS SOLD PURSUANT TO RULE 144 OR RULE 144A UNDER SAID ACT.

DEMAND PROMISSORY NOTE

$750,000.00	November 2, 2017
New York, New York

FOR VALUE RECEIVED, Helios and Matheson Analytics Inc., a Delaware corporation (the “Maker”), promises to pay to the order of HUDSON BAY MASTER FUND LTD or its assigns (“Holder”), the principal amount of Seventy Hundred and Fifty Thousand Dollars ($750,000.00) (the “Principal”). The Maker also agrees to pay interest (computed on the basis of a 360-day year of twelve 30-day months) on the unpaid principal balance from the date hereof, at a simple rate per annum (calculated on the basis of a 365-day year) equal to five and a quarter percent (5.25%), payable as set forth below, provided that in no event shall the rate of interest hereunder exceed the maximum rate permitted by applicable law.

1.        Payment on Demand. The entire unpaid Principal of this demand promissory note (this “Note”), together with accrued and unpaid interest hereunder, shall be due and payable at any time, or from time to time, upon a demand made by Holder for any reason or no reason from and after the earlier to occur of (x) the time of consummation of the first subsequent offering of securities by the Company occurring on or after the date hereof and (y) November 7, 2017. The Maker will pay to the Holder of this Note on demand such further amount as shall be sufficient to cover all costs and expenses of such Holder incurred in the drafting and negotiation of this Note and all costs and expenses of any enforcement or collection of this Note, including, without limitation, reasonable attorneys’ fees, expenses and disbursements. Payments shall be credited first to the accrued interest then due and payable and the remainder applied to Principal.

2.        Prepayment. Prepayment of principal, together with accrued interest, may be made at any time without notice, premium or penalty. With the agreement of Holder, the Principal and accrued interest under this Note may be applied to all, or any part, of the purchase price of securities to be issued upon the consummation after the date hereof of an offering of securities by Maker to Holder.

3.        Representations and Warranties of Maker. Maker represents and warrants as follows as of the date hereof: (a) it is duly organized, validly existing and in good standing under the laws of its state of Delaware; (b) the execution, delivery and performance by Maker of this Note are within Maker's powers, have been duly authorized by all necessary actions, and do not contravene its governing agreements, certificates or other organization documents, and do not contravene any law or any contractual restriction binding on or affecting Maker; (c) no authorization or approval or other action by, and no notice to or filing with any governmental authority or regulatory body is required for the due execution, delivery and performance by Maker of this Note; (d) this Note constitutes the legal, valid and binding obligation of Maker party thereto, enforceable against Maker in accordance with its terms, except to the extent enforceability is limited by bankruptcy, insolvency, fraudulent conveyance, moratorium and other laws for the protection of creditors generally and by general equitable principles; and (e)  there is no pending or, to Maker's knowledge, threatened action or proceeding affecting Maker before any governmental agency or arbitrator with respect to the transactions contemplated by this Note or which may materially adversely affect the property, assets or condition (financial or otherwise) of Maker.

4.        Late Charges. Any amount of principal or other amounts due under the Loan Documents which is not paid when due shall result in a late charge being incurred and payable by the Company in an amount equal to interest on such amount at the rate of fifteen percent (15%) per annum from the date such amount was due until the same is paid in full.

5.        Use of Proceeds. Maker shall immediately on the date hereof pay the proceeds of this Note to fund the general working capital of MoviePass, Inc., a Delaware corporation (“MoviePass”) under Maker’s previously executed option to acquire common equity of MoviePass, and not for any other purpose.

6.        Guaranty. Concurrently herewith, MoviePass has executed and delivered the guaranty, in the form attached hereto as Exhibit A, pursuant to which MoviePass has guaranteed all payment obligations of Maker hereunder.

7.        Indemnification. Maker hereby indemnifies and holds harmless Holder, each of its affiliates and correspondents and each of their respective directors, officers, employees, agents and advisors (each an “Indemnified Party”) from and against any and all actions, claims, damages, losses, liabilities, fines, penalties, costs and expenses of any kind (including, without limitation, counsel fees and disbursements in connection with any subpoena, investigative, administrative or judicial proceeding, whether or not the Indemnified Party shall be designated a party thereto) which may be incurred by the Indemnified Party or which may be claimed against the Indemnified Party by any person by reason of or in connection with the execution, delivery or performance of this Note, or action taken or omitted to be taken by Holder under, this Note. Nothing in this paragraph is intended to limit Maker’s obligations contained elsewhere in this Note. Without prejudice to the survival of any other obligation of Maker hereunder, the indemnities and obligations of Maker contained in this paragraph shall survive the payment in full of all obligations hereunder.

8.        Miscellaneous.

(a)        All amounts to be paid by hereunder shall be paid when due by wire transfer in United States dollars and immediately available funds in accordance with the wire instructions delivered to such party entitled to receive such payment prior to such date; provided, that the Principal shall be paid by Holder directly to MoviePass on the date hereof.

(b)        If any payment on this Note shall become due on a Saturday, Sunday or a bank or legal holiday, such payment shall be made on the next succeeding business day.

(c)        No course of dealing and no delay on the part of the Holder of this Note in exercising any right, power or remedy shall operate as a waiver thereof or otherwise prejudice such Holder’s rights, powers or remedies. No right, power or remedy conferred by this Note upon the Holder hereof shall be exclusive of any other right, power or remedy referred to herein or now or hereafter available at law, in equity, by statute or otherwise.

(d)        Maker hereby waives presentment, protest and demand, notice of protest, demand and dishonor and nonpayment of this Note.

(e)        If interest or other amounts payable under this Note is in excess of the maximum permitted by law, the interest or other amounts chargeable hereunder shall be reduced to the maximum amount permitted by law and any excess over the maximum amount permitted by law shall be credited to the principal balance of this Note and applied to the same and not to the payment of interest or such other amounts, as applicable.

(f)         The Borrower hereby (i) irrevocably submits to the jurisdiction of any Illinois State or Federal court sitting in Chicago, Illinois in any action or proceeding arising out of or relating to this Note, (ii) waive any defense based on doctrines of venue or forum non conveniens, or similar rules or doctrines and (iii) irrevocably agree that all claims in respect of such an action or proceeding may be heard and determined in such Illinois State or Federal court. This Note shall be governed by, and construed in accordance with, the laws of the State of Illinois. Maker HEREBY waiveS any right to trial by jury in any action, proceeding or counterclaim arising out of or relating to this Note.

(g)        This Note shall be binding upon and inure to the benefit of Maker and Holder and their respective successors, assigns, heirs and legal representations, except that Maker may not assign any rights or obligations hereunder without the prior written consent of Holder. Holder may assign to other affiliated entities all or a portion of its rights under this Note.

(h)        Maker acknowledges that the transaction of which this Note is a part is a commercial transaction and hereby waives its right to any notice and hearing as may be allowed by any state or federal law with respect to any prejudgment remedy which any Holder or its successors or assigns may use.

(i)         Maker hereby agrees to pay on demand all reasonable costs and expenses (including, without limitation, all reasonable fees, expenses and other client charges of counsel to Holder) incurred by Holder in connection herewith and with the enforcement of Holder's rights, and the collection of all amounts due, hereunder. The Holder of this Note may proceed to protect and enforce the rights of such Holder by an action at law, suit in equity or other appropriate proceeding, whether for the specific performance of any agreement contained herein, or for an injunction against a violation of any of the terms hereof or thereof, or in aid of the exercise of any power granted hereby or thereby or by law or otherwise.

(j)         If this Note is lost or destroyed, Maker shall, at Holder's request, execute and return to Holder a replacement promissory note identical to this Note. No replacement of this Note shall result in a novation of Maker's obligations under this Note. Maker acknowledges the need to act promptly upon its receipt of the documentation evidencing any request by Holder that the Note be replaced pursuant to this paragraph and agrees that Maker will meet the reasonable deadlines of Holder provided that Maker has received the applicable documents at least ten (10) business days prior to such deadline. Furthermore, Maker agrees to reasonably cooperate with Holder to effectuate the obtainment of such title policy endorsements, or new title evidence and other assurances and documents as Holder shall reasonably require.

IN WITNESS WHEREOF, this Note has been executed as of the date first written above.

HELIOS AND MATHESON ANALYTICS INC.

By:	/s/ Ted Farnsworth
Name: Ted Farnsworth
Title: Chief Executive Officer

Agreed and accepted by:

HUDSON BAY MASTER FUND LTD

By:	/s/ George Antonopoulos
Name: George Antonopoulos
Title: Authorized Signatory

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